Exhibit 99.1

Contact:	Investors
Mary T. Conway
Conway Communications
+781-772-1679
marytconway@comcast.net

SEACHANGE ENHANCES BOARD OF DIRECTORS

Adds Two New Directors to Board, Names New Board Chair,

and Reaches Agreement with Large Shareholder

ACTON, MA. (August 17, 2017) –SeaChange International, Inc. (NASDAQ: SEAC), announced today that it has taken significant actions to strengthen its Board of Directors in response to shareholder feedback, including adding two new directors and naming a new Board Chair. As part of these actions, Mark Bonney, an independent director with substantial experience in turn-around and merger and acquisition situations, has been appointed to the Board effective immediately, pursuant to the terms of a cooperation agreement entered into with one of SeaChange’s largest shareholders, VIEX Capital Advisors. Andy Sriubas, an experienced strategist and commercial expert in media and technology, has also been appointed to the board effective immediately. William Markey has been named Chairman of the Board and Steven Craddock has decided to retire from the Board.

Mr. Markey stated, “We are very pleased to have strengthened our board with the addition of Mark and Andy, both of whom bring skillsets that we believe will be important to enabling SeaChange to continue its transformation and growth within the evolving media marketplace. Being responsive to our shareholders is important, and I appreciate that we have developed a constructive relationship with Eric Singer at VIEX as part of this effort. We appreciate his support as we move forward with a shared vision for executing on the company’s strategy to maximize shareholder value, which we believe will be facilitated by these board changes. At the same time, we are grateful to Steve for his five-years of service on the board of SeaChange, and his many contributions in assisting in the company’s progress.”

Added Mr. Singer, “I believe the actions the SeaChange board has taken around reconstitution will ensure the best governance framework to support the company’s progress in achieving higher value for all shareholders.”

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Mr. Bonney, whose appointment will be presented to shareholders for a vote at the company’s 2018 annual meeting of stockholders next year, brings more than 35 years of senior financial and operational experience with middle-market high tech companies in the U.S. and abroad. At Black & Decker, and later with Zygo, Axsys and Direct Brands, he held financial and management roles leading up to Chief Financial Officer and President and Chief Operating Officer. He has served as a director of Axsys, American Bank Note Holographics, Threecore, Inc, ASearch LLC, Sigma Designs, Zix Corporation and most recently, as President, CEO and a director of MRV Communications until its sale in August 2017. He is Chairman Emeritus of the board of the Community Health Center, Inc., in Connecticut, and founded and served as former Chairman of the Angel Investor Forum. Mr. Bonney holds a BS degree in Business Administration from Central Connecticut State College and an MBA in Finance from the University of Hartford.

Mr. Sriubas’ appointment will be presented to shareholders for a vote at the company’s annual meeting in 2019. Andy has been an advisor to the SeaChange board since May 2016, and has chaired the company’s Advisory Board that works with the management team on strategic and technology matters. He began his career with Citibank in media and tech investment banking, and held more senior investment banking roles at other firms including Donaldson Lufkin Jenrette, UBS, and JP Morgan, before joining Sonifi as Chief Strategist and Head of Corporate Development. He presently serves as Chief Commercial Officer of Outfront Media, the largest out-of-home advertising company in the U.S. He is a member of the Advisory Committee of Palisades Growth Capital, and also serves as an advisor to Secure Mobile Contact System Co. and Tout Inc. He is also a director of the Jack Kemp Foundation. Mr. Sriubas holds a BS in Finance from the Carroll School of Management at Boston College.

About SeaChange International

Enabling our customers to deliver billions of premium video streams across a matrix of Pay TV and OTT platforms, SeaChange (Nasdaq: SEAC) empowers service providers, broadcasters, content owners and brand advertisers to entertain audiences, engage consumers and expand business opportunities. As a three-time Emmy award-winning organization with nearly 25 years of experience, we give media businesses the content management, delivery and monetization capabilities they need to craft an individualized branded experience for every viewer that sets the pace for quality and value worldwide. For more information, please visit www.schange.com.

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Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Reference is made in particular to our statements about the Company’s transformational efforts, the Company’s strategy to drive value and the matters to be presented to at the Company’s 2018 and 2019 annual meeting of stockholders. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements. These risks and other risk factors that could cause actual results to differ from those anticipated are detailed in various publicly available documents filed by the Company from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on April 17, 2017. Any forward-looking statements should be considered in light of those risk factors. The Company cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Company expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

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